Exhibit 2.1

INTELLECTUAL PROPERTY ASSETS PURCHASE AGREEMENT

This INTELLECTUAL PROPERTY ASSETS PURCHASE AGREEMENT (“AGREEMENT”), dated as of May 22, 2009, is among Peace Mountain Natural Beverages Corp. ("PEACE MOUNTAIN"), a Massachusetts corporation with a business address of P.O. Box 1445, Springfield, Massachusetts 01101, John David Alden, an individual with an address at 57 Cooley Drive, Longmeadow, Massachusetts 01106 (“PRINCIPAL” and together with PEACE MOUNTAIN, “SELLER”) and Skinny Nutritional Corporation ("SNC"), a Nevada Corporation with a principal place of business at 3 Bala Plaza East, Suite 101, Bala Cynwyd, Pennsylvania 19004 (collectively, “the parties”).

WHEREAS, PEACE MOUNTAIN owns proprietary and trade secret information (including, without limitation, know-how), good-will, copyrights, Internet domain names, trademarks, and trade names (collectively, “IP ASSETS”) relating to the design, development, manufacture, distribution, and sale of beverage products sold under, among other designations, Skinny Water, Diet Water, Skinny Tea, Skinny Juice, Skinny Shake, and the “Skinny” brand (collectively, “SKINNY PRODUCTS”);

WHEREAS, the IP ASSETS include, but are not limited to, the registered trademarks, trademark applications, and common law trademarks (collectively “trademarks”) identified and set forth on Schedule A and all foreign rights throughout the world corresponding to the trademarks listed on Schedule A;

WHEREAS, the IP ASSETS also include, but are not limited to, the registered Internet domain names identified and set forth on Schedule B; and

WHEREAS, PEACE MOUNTAIN has agreed to sell and assign and SNC has agreed to purchase from PEACE MOUNTAIN all of its right, title, and interest in, to, and under the IP ASSETS subject to the following terms and conditions:

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the above premises and the covenants and agreements contained in this AGREEMENT, the parties agree as follows:

1.0           SALE AND PURCHASE

1.1           Upon the terms and subject to the conditions set forth in this AGREEMENT, including the representations and warranties set forth herein, SNC hereby agrees to purchase from PEACE MOUNTAIN, and PEACE MOUNTAIN hereby agrees to sell, assign, convey, transfer, and deliver to SNC, as of the Closing (as defined below), the IP ASSETS.

2.0           PURCHASE PRICE AND PAYMENT BY SNC

2.1           The total purchase price of the IP ASSETS being sold under this AGREEMENT shall be:

(a)           Seven Hundred Fifty Thousand Dollars ($750,000.00) paid as follows: (i) Three Hundred Seventy Five Thousand Dollars ($375,000.00) shall be paid at Closing by check or wire transfer to PEACE MOUNTAIN (the “First Payment”), and (ii) the remaining Three Hundred Seventy Five Thousand Dollars ($375,000.00), less the Credit as defined below, shall be paid over the period of one (1) year commencing May 1, 2010, in four (4) equal quarterly payments (each, a “Quarterly Payment”); it being understood that with respect to the Quarterly Payments in clause (ii) above, SNC shall be entitled to offset amounts previously paid for the first calendar quarter of 2009 under that certain Definitive License and Distribution Agreement dated August 1, 2004, as amended, in the amount of Thirty Seven Thousand Four Hundred Thirty Eight Dollars and 56 Cents ($37,438.56) (the “Credit”), such that each Quarterly Payment shall be in the amount of $84,390.36 (i.e., $375,000 - $37,438.56 = $337,561.44 divided by 4 = $84,390.36), with the first of such Quarterly Payments made on May 1, 2010, and subsequent Quarterly Payments made on August 1, 2010, November 1, 2010, and February 1, 2011; it being further understood that in the event SNC shall fail to make a payment when due, such due and unpaid amount shall accrue interest at an annual rate of 10% until such time as such unpaid amount is paid; and it being finally understood that SNC shall have the right to prepay any or all of the outstanding amounts at any time without premium or penalty; and

(b)           SNC shall pay directly to the Law Offices of Mario G. Ceste LLC the sum of Twenty-Five Thousand Dollars ($25,000.00) at Closing for past legal services billed to PEACE MOUNTAIN related to the SKINNY PRODUCTS.

3.0           NO ASSUMPTION OF LIABILITIES; CLOSING; TERMINATION

3.1           It is expressly understood and agreed that SNC does not assume or agree under this AGREEMENT or otherwise to pay, perform, or discharge any debt, obligation, tax, or liability, known or unknown, contingent or otherwise, of PEACE MOUNTAIN of any kind or nature whatsoever including, without limitation, those pertaining to the IP ASSETS or any income or franchise tax obligations of PEACE MOUNTAIN.

3.2           The closing of the transactions contemplated under this AGREEMENT (the “Closing”) shall occur promptly upon receipt of board approval of the issuance of the Warrant under that certain Consulting Agreement dated as of June 1, 2009 between SNC and the Principal for the issuance of such Warrant and board and shareholder approval of the increase in the number of authorized shares of Common Stock of SNC (such board and shareholder approval, the “SNC Approvals”).  In the event that the SNC Approvals are not received on or before July 15, 2009 (or such later date as may be mutually agreed upon in writing by the parties), then this AGREEMENT shall be terminated and neither party shall have any liability or obligation to the other parties hereunder, and the Closing shall not be deemed to have occurred.

4.0           REPRESENTATIONS AND WARRANTIES OF PEACE MOUNTAIN

PEACE MOUNTAIN represents, warrants, and covenants to SNC as of the date of this AGREEMENT and as of the date of Closing as follows:

4.1           Corporate Existence.  PEACE MOUNTAIN is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts.  PEACE MOUNTAIN has all requisite corporate power and authority to own its properties and carry on its business operate its business.

4.2           Authorization of Transaction.  PEACE MOUNTAIN has full corporate power and authority and legal right to enter into this AGREEMENT and to consummate the transactions provided for in this AGREEMENT.  All corporate actions on the part of PEACE MOUNTAIN necessary to approve the transactions contemplated by this AGREEMENT have been duly taken as required by applicable law and any applicable agreements.  This AGREEMENT has been, and the other agreements, documents, and instruments required to be delivered by PEACE MOUNTAIN in accordance with the provisions of this AGREEMENT will be, duly executed and delivered by PEACE MOUNTAIN and will constitute, or will constitute when delivered, the valid and binding agreement and obligations of PEACE MOUNTAIN enforceable against PEACE MOUNTAIN in accordance with their respective terms.

4.3           Absence of Violation or Conflicts/Consents.  The execution and delivery of this AGREEMENT, and the consummation of the transactions contemplated by this AGREEMENT, by PEACE MOUNTAIN do not and will not violate, conflict with, or result in the breach of any term, condition, or provision of, or require the consent of any other person under (a) any existing law, ordinance, or governmental rule or regulation to which PEACE MOUNTAIN is subject, (b) any judgment, order, writ, injunction, decree, or award of any court, arbitrator, or governmental or regulatory official, body, or authority which is applicable to PEACE MOUNTAIN, (c) the charter, bylaws or other organizational documents of PEACE MOUNTAIN or any securities issued by PEACE MOUNTAIN, or (d) any mortgage, indenture, or other material instrument, document or agreement, oral or written, to which PEACE MOUNTAIN is a party, by which PEACE MOUNTAIN may have rights or by which any of the IP ASSETS may be bound or affected, or which would create a lien, claim, or encumbrance on the IP ASSETS as a result thereof.  No authorization, approval, or consent of, and no registration or filing with, any governmental or regulatory official, body, or authority is required in connection with the execution, delivery, or performance of this AGREEMENT by PEACE MOUNTAIN, except as expressly provided herein.

4.4           Title to IP ASSETS.  PEACE MOUNTAIN has good, valid, and marketable title to all of the IP ASSETS, and has exclusive ownership thereof, free and clear of all attachments, oppositions to registration, adverse claims, covenants, mortgages, liens, pledges, security interests, charges, claims, restrictions, and other encumbrances and defects of title of any nature whatsoever.  No patents have been issued to, and no patent applications have been filed or are contemplated to be filed by, PEACE MOUNTAIN anywhere in the world relating to the SKINNY PRODUCTS.  All trademarks owned by PEACE MOUNTAIN anywhere in the world relating to the SKINNY PRODUCTS are listed on Schedule A.  All Internet domain names owned by PEACE MOUNTAIN relating to the SKINNY PRODUCTS are listed on Schedule B.  The IP ASSETS constitute all of the intellectual property rights associated with the SKINNY PRODUCTS.  The IP ASSETS, and any part thereof, in addition to any use thereof, do not require the consent of any other person and do not infringe any patent, copyright, trade secret, trademark or other proprietary right of any third party.  No other person has an interest in or right or license to use, or the right to license others to use, the IP ASSETS and PEACE MOUNTAIN has not received any notice of any such interest or right.  There are no claims, oppositions to registration, or demands of any other person pertaining to the IP ASSETS and no proceedings have been instituted, or are pending or threatened which challenge the rights of PEACE MOUNTAIN in respect thereof.  None of the IP ASSETS is subject to any outstanding order, decree, opposition to registration, judgment, or stipulation, or is being infringed by others.  No proceeding charging PEACE MOUNTAIN with infringement of any adversely held IP ASSET has been served or has been filed or is threatened to be filed.

  4.5           Litigation.  Other than the arbitration between the parties captioned “Peace Mountain Natural Beverages Corp. v. Skinny Nutritional Corporation, AAA Case No. 11133E0067208,” PEACE MOUNTAIN has no knowledge that any litigation, including any arbitration, investigation, or other proceeding of or before any court, arbitrator, or governmental or regulatory official, body, or authority, is pending or threatened against PEACE MOUNTAIN which relates to the IP ASSETS or the transactions contemplated by this AGREEMENT, nor does PEACE MOUNTAIN know of any reasonably likely basis for any such litigation, arbitration, investigation, or proceeding, the result of which could materially and adversely affect PEACE MOUNTAIN, the IP ASSETS, or the transactions contemplated by this AGREEMENT.  PEACE MOUNTAIN is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree, or award of any court, arbitrator, or governmental or regulatory official, body, or authority.

5.0           REPRESENTATIONS AND WARRANTIES OF PRINCIPAL

PRINCIPAL represents, warrants, and covenants to SNC as of the date of this AGREEMENT and as of the date of Closing as follows:

5.1           Ownership of Peace Mountain.  PRINCIPAL is the sole owner of record of all issued and outstanding shares of capital stock of PEACE MOUNTAIN.

5.2           Legal Capacity.  PRINCIPAL has full legal right, capacity, power, and authority to enter into this AGREEMENT.

5.3           Absence of Violation or Conflicts/Consents.  The execution and delivery of this AGREEMENT, and the consummation of the transactions contemplated by this AGREEMENT, by PRINCIPAL do not and will not violate, conflict with, or result in the breach of any term, condition, or provision of, or require the consent of any other person under (a) any existing law, ordinance, or governmental rule or regulation to which PRINCIPAL is subject, (b) any judgment, order, writ, injunction, decree, or award of any court, arbitrator, or governmental or regulatory official, body, or authority which is applicable to PRINCIPAL, (c) any mortgage, indenture, or other material instrument, document or agreement, oral or written, to which PRINCIPAL is a party or by which PRINCIPAL may have rights.  No authorization, approval, or consent of, and no registration or filing with, any governmental or regulatory official, body, or authority is required in connection with the execution, delivery, or performance of this AGREEMENT by PRINCIPAL, except as expressly provided herein.

5.4           Title to IP ASSETS.  PEACE MOUNTAIN is the sole and exclusive owner of the IP ASSETS, and PRINCIPAL has no ownership rights or interests therein.  PRINCIPAL hereby forever irrevocably quitclaims and disclaims any interest PRINCIPAL may have in the IP ASSETS.  No patents have been issued to, and no patent applications have been filed or are contemplated to be filed by, PEACE MOUNTAIN anywhere in the world relating to the SKINNY PRODUCTS.  All trademarks owned by PEACE MOUNTAIN anywhere in the world relating to the SKINNY PRODUCTS are listed on Schedule A.  All Internet domain names owned by PEACE MOUNTAIN relating to the SKINNY PRODUCTS are listed on Schedule B.  The IP ASSETS constitute all of the intellectual property rights associated with the SKINNY PRODUCTS.  The IP ASSETS, and any part thereof, in addition to any use thereof, do not require the consent of any other person and do not infringe any patent, copyright, trade secret, trademark or other proprietary right of any third party.  No other person has an interest in or right or license to use, or the right to license others to use, the IP ASSETS and PRINCIPAL has not received any notice of any such interest or right.  There are no claims, oppositions to registration, or demands of any other person pertaining to the IP ASSETS and no proceedings have been instituted, or are pending or threatened which challenge the rights of PEACE MOUNTAIN in respect thereof.  None of the IP ASSETS is subject to any outstanding order, decree, opposition to registration, judgment, or stipulation, or is being infringed by others.  No proceeding charging PEACE MOUNTAIN with infringement of any adversely held IP ASSET has been served or has been filed or is threatened to be filed.

6.0           REPRESENTATIONS AND WARRANTIES OF SNC

SNC represents, warrants, and covenants to PEACE MOUNTAIN as of the date hereof and as of the date of Closing as follows:

6.1           Organization.  SNC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own its properties and carry on its business.

6.2           Authority.  Subject to the SNC Approvals, SNC shall have full power and authority and legal right to enter into this AGREEMENT and to consummate the transactions provided for in this AGREEMENT.  Upon the SNC Approvals, all actions on the part of SNC necessary to approve the transactions contemplated by this AGREEMENT shall have been duly taken as required by applicable law and any applicable agreements, and this AGREEMENT and the other agreements, documents, and instruments required to be delivered by SNC in accordance with the provisions of this AGREEMENT shall have been duly executed by SNC and will constitute the valid and binding agreement of SNC, enforceable against it in accordance with their respective terms.

6.3           Absence of Violations or Conflicts.  Except for the SNC Approvals, the execution and delivery of this AGREEMENT and the consummation and performance by SNC of the transactions contemplated in this AGREEMENT (a) will not violate, conflict with, or result in the breach of any term, condition, or provision of, or require the consent of any other person to (i) to SNC’s knowledge, any existing law, ordinance, or governmental rule or regulation to which SNC is subject, (ii) any judgment, order, writ, injunction, decree, or award of any court, arbitrator, or governmental or regulatory official, body, or authority which is applicable to SNC, (iii) the charter, bylaws, or any other organizational documents of SNC or any securities issued by SNC, or (iv) any mortgage, indenture, or other material instrument, document, or agreement, oral or written, to which SNC is a party, by which SNC may have rights or by which any of its properties or assets may be bound or affected.  Except for authorizations, approvals, consents, registrations, and filings that have either been obtained, registered, or filed, no authorization, approval, or consent of, and no registration or filing with, any governmental or regulatory official, body, or authority is required in connection with the execution, delivery, or performance of this AGREEMENT by SNC, except as expressly provided herein.

7.0           OTHER AGREEMENTS

7.1           Expenses.  Except as otherwise provided in this AGREEMENT, each party shall pay its own expenses and costs incurred in connection with the negotiation and consummation of, and the transactions contemplated by, this AGREEMENT.

7.2          Public Disclosure.  Following the execution and delivery of this AGREEMENT, neither SELLER nor SNC shall make any public statement or release concerning this AGREEMENT or the transactions contemplated by this AGREEMENT (i) without the prior written consent of the other parties, such consent which will not be unreasonably withheld, or (ii) except to the extent required by law.

7.3           Confidentiality.  Following the execution and delivery of this AGREEMENT, SELLER shall keep confidential and shall not disclose to any person, corporation, firm, or entity, any confidential, proprietary, or financial information concerning the IP ASSETS, or the economic terms of this AGREEMENT, except as required by law and except with respect to information that is or becomes in the public domain (through no disclosure by SELLER).

7.4          Post-Closing Obligations.  On and after Closing, SELLER, at SNC’s expense, shall take such other actions and shall execute and deliver such other instruments and documents as SNC may reasonably request to effectuate the transfer of the IP ASSETS to SNC hereunder (including, without limitation, the transfer of the ownership of the registered Internet domain names identified and set forth on Schedule B from PEACE MOUNTAIN to SNC within 10 days of Closing).  On and after Closing, SELLER also shall abandon the registration of the Peace Mountain Skinny Water trademark, U.S. Serial No. 75/808,924 (filed 9/27/99) with U.S. Registration No. 2,565,774 (issued 4/30/02), shall cause to be filed a cancellation of such registration in respect of the same, and shall cease all future use of, and shall not register, such trademark and any other trademark or tradename using the word “Skinny.”

8.0           DELIVERIES

8.1           Deliveries by PEACE MOUNTAIN.  PEACE MOUNTAIN shall deliver the following to SNC at Closing:

(a)           A trademark assignment in form reasonably acceptable to SNC (the “Trademark Assignment”), executed by PEACE MOUNTAIN;

(b)           A corporate resolution authorizing the appropriate officers of PEACE MOUNTAIN to execute, deliver, and consummate the transactions contemplated under this transaction; and

(c)           Such other instruments and documents as SNC may reasonably request.

8.2           Deliveries by SNC.   SNC shall deliver to PEACE MOUNTAIN the following at Closing:

(a)           The payment to PEACE MOUNTAIN in the amount of Three Hundred Seventy-Five Thousand Dollars ($375,000) by check or wire transfer ;

(b)           A check for Twenty-Five Thousand Dollars ($25,000.00) payable to Law Offices of Mario G. Ceste LLC;

(c)           The Trademark Assignment as executed by SNC;

(d)           A consent of the board of SNC to execute, deliver, and consummate the transactions contemplated by this AGREEMENT; and

(e)           Such other instruments and documents as PEACE MOUNTAIN may reasonably request.

9.0           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

9.1           Survival.  The parties agree that the representations, warranties, and covenants contained in this AGREEMENT or in any document, certificate, instrument, schedule, or exhibit delivered pursuant to this AGREEMENT shall survive the execution, delivery, and Closing of this AGREEMENT.

9.2           Indemnification by SELLER.  SELLER, jointly and severally, shall indemnify, hold harmless, and defend SNC and its shareholders, officers, agents, directors, and employees (collectively, the “SNC Indemnified Parties”) from and against all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable attorneys fees) (collectively, the “Damages”) incurred or suffered by the SNC Indemnified Parties that result from, relate to, or arise out of:

(a)           any misrepresentation, breach of representation or warranty, or non-fulfillment of any agreement or covenant on the part of either SELLER under this AGREEMENT or from any misrepresentation in or omission from any certificate, schedule, statement, document, or instrument furnished to SNC pursuant to, or in connection with the negotiation, execution, or performance of, this AGREEMENT; and

(b)           any and all liabilities and obligations of PEACE MOUNTAIN, whether accruing prior to or after the date hereof.

9.3           Indemnification by SNC.  SNC shall indemnify, hold harmless, and defend PEACE MOUNTAIN and its shareholders, officers, agents, directors, and employees (collectively, the “PEACE MOUNTAIN Indemnified Parties”) from and against all Damages incurred or suffered by the PEACE MOUNTAIN Indemnified Parties that result from, relate to, or arise out of:

(a)           any misrepresentation, breach of representation or warranty, or non-fulfillment of any agreement or covenant on the part of SNC under this AGREEMENT or from any misrepresentation in or omission from any certificate, schedule, statement, document, or instrument furnished to PEACE MOUNTAIN pursuant to, or in connection with the negotiation, execution, or performance of, this AGREEMENT; and

(b)           any and all liabilities and obligations of SNC, whether accruing prior to or after the date hereof; and

(c)           the ownership and use of the IP ASSETS after the Closing.

9.4           Damages.  For the purposes of this AGREEMENT, the term “Damages” shall include any and all losses including any judgments, damages, fines, penalties, costs, or expenses (including reasonable attorneys’ fees) actually paid or incurred by an indemnified party.

10.0        MISCELLANEOUS PROVISIONS.

10.1         Entire Agreement.  This AGREEMENT, together with that certain Settlement Agreement of even date herewith and Consulting Agreement dated as of June 1, 2009, constitutes the entire agreement between the parties with respect to the transactions contemplated and supersedes all prior agreements and undertakings relating to the subject matter.  This AGREEMENT may be amended, modified, and supplemented only by a written instrument duly signed by the parties.

10.2         Further Assurances; Further Cooperation.  Upon the execution of this AGREEMENT and thereafter, each party shall do such things as may be reasonably requested by the other party, at the expense of such requesting party, in order more effectively to consummate or document the transactions contemplated by this AGREEMENT.

10.3         Captions; Definitions.  The titles or captions of articles, sections, and subsections contained in this AGREEMENT are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this AGREEMENT or the intent of any provision.  The parties agree to all definitions in this AGREEMENT and in the other introductory language to this AGREEMENT.

10.4           Notices.  All notices, requests, demands, and other communications required under this AGREEMENT shall be in writing and shall be deemed to have been duly given or made if delivered personally or sent by registered or certified mail, postage prepaid, as follows:

TO SNC:

Ronald D. Wilson
Skinny Nutritional Corporation
3 Bala Plaza East
Suite 101
Bala Cynwyd, PA  19004

With copies to:

William R. Sasso, Esq.
Stradley Ronon Stevens & Young LLP
2600 One Commerce Square
Philadelphia, PA 19103

TO PEACE MOUNTAIN:

John David Alden
Peace Mountain Natural Beverage Corporation
57 Cooley Drive
Longmeadow, MA 01106-1397

With copies to:

Mario G. Ceste Esq.

Law Offices of Mario G. Ceste LLC

P.O. Box 82

Wallingford, CT 06492

Either party may change the address to which such communications are to be sent to it by giving ten (10) days’ written notice of change of address to the other party in the manner above provided for giving notice.  Notices will be considered delivered on the date of personal delivery or on the date of deposit in the United States mail in the manner above provided for giving notice by mail.

10.5         Controlling Law; Amendment; Waiver.

(a)           This AGREEMENT shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflict of laws principles.

(b)          This AGREEMENT may not be altered or amended except in a writing signed by SNC and SELLER.

(c)           The failure of any party to this AGREEMENT at any time to require performance of any provisions of this AGREEMENT shall in no manner affect the right to enforce the same.  No waiver by either party of any condition, or of the breach of any term, provision, warranty, representation, agreement, or covenant contained in this AGREEMENT, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other terms, provision, warranty, representation, agreement, or covenant.

10.6         Representations and Warranties.  The respective representations and warranties of each party to this AGREEMENT shall not be deemed to be waived or otherwise affected by any investigation made by the other party, unless otherwise specifically provided in this AGREEMENT.

10.7         Counterparts. This AGREEMENT may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.  Signatures of the parties transmitted by facsimile or electronic mail shall be deemed to be original signatures for all purposes.

10.8         Severability.  The invalidity of any provision of this AGREEMENT or portion of a provision shall not affect the validity of any other provision of this AGREEMENT or the remaining portion of the applicable provision.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties duly execute and deliver this AGREEMENT as of the date first written above.

By: /s/ John David Alden
Name: John David Alden
Title: President

JOHN DAVID ALDEN

/s/ John David Alden

SKINNY NUTRITIONAL
CORPORATION

By: /s/ Ronald D. Wilson
Name: Ronald D. Wilson
Title: Pres. and CEO

SCHEDULE A
U.S. TRADEMARKS

Mark	Goods/First Use Date	U.S. Serial No./ Filing Date	U.S. Reg. No./ Issue Date	U.S. Status
SKINNY SHAKE	Dietary meal replacement/ 3/19/03	76/192,470 01/10/01	2,743,268 07/29/03	Granted
SKINNY WATER	Nutriceuticals; Isotonic drinks/ 01/02/01	76/008,776 03/24/00	2,557,075 04/02/02	Granted
SKINNY TEA	Tea/ 08/01/02	76/187,804 12/28/00	2,657,057 12/03/02	Granted
SKINNY JUICE	Nutriceuticals; Isotonic drinks/ 08/02/02	76/208,424 02/12/01	2,657,083 12/03/02	Granted
DIET WATER	Bottled drinking water/ 01/10/01	76/192,471 01/10/01	2,576,866 06/04/02	Granted (Supp.)
SKINNY COLA	Colas/ 07/27/02	76/173,878 12/01/00	2,650,352 11/12/02	Granted
SKINNY SHOT	Ready to drink soft drinks/ Intent to Use	77/294,601 10/02/07		Pending
SLENDER WATER	Nutriceuticals; Isotonic drinks/ Intent to Use	78/614,310 04/21/05		Allowed
SKINNY JAVA	Dietary food supplement; Drinks/Intent to Use	78/734,027 10/15/2005		Allowed
SKINNY SMOOTHIE	Nutriceuticals; beverages; Shakes; Smoothie drinks/ Intent to Use	77/145,760 04/01/2007		Allowed
SKINNY SODA	Nutriceuticals; Soda pops/ Intent to Use	77/125,090 03/07/2007		Allowed
SKINNY SNACKS	Nutriceuticals in ready-to-drink or concentrate form for use as a dietary supplement	77/185,768 05/21/07		Allowed
SKINNY CEREAL	Breakfast Cereal, snack food	77/185,768 11/11/07		Pending
SKINNY CAPS	Dietary and nutritional supplements	77/100,213 02/06/07	3,316,575 10/23/07	Granted
“Get Started With Skinny”	Common Law
“Skinny Energy”	Common Law
“Get Skinny”	Common Law

FOREIGN TRADEMARKS

Mark/Country	Country	Serial No./ Filing Date	Reg. No./ Issue Date	Status
SKINNY WATER European Community	Nutriceuticals; Isotonic drinks	OHIM 857352 09/08/05	EU 857352 01/31/05	Granted
SKINNY WATER Australia	Nutriceuticals; Isotonic drinks	OHIM 857352 09/08/05		Pending
SKINNY WATER Mexico	Int’l Class 029	909834		Pending
SKINNY WATER Mexico	Int’l Class 032	908136		Pending

SCHEDULE B
Internet Domain Names

skinnyholidaypaks.com	skinnytravelpacks.com	skinnywater.biz
skinnytravelpaks.com	skinnybetweenmeals.com	skinnytravelpacks.com
skinnymunchies.com	skinny-coffee.com	skinnywater.eu.com
skinny-gurt.com	skinny-instant.com	skinnybetweenmeals.com
skinny-java.com	skinny-javas.com	skinnywater.name
skinny-joe.com	skinny-koffee.com	skinny-coffee.com
skinny-lowgurt.com	skinny-onthego.com	skinnywater.org
skinny-shake.com	skinny-shakes.com	skinny-instant.com
skinny-sweet.com	skinny-water.com	skinnywater.us.com
skinny-yoghurt.com	skinny-yogurt.com	skinny-javas.com
skinnyacqua.com	skinnyagua.com	skinnywatermodels.com
skinnyaqua.com	skinnyberries.com	skinny-koffee.com
skinnyberry.com	skinnybeverages.com	skinnyyoghurt.com
skinnybrands.com	skinnyburger.com	skinny-onthego.com
skinnycappuccino.com	skinnycaps.com
skinnycoffee.com	Skinnycookies.com
skinnydiet.com	skinnydietsweetener.com
skinnydrinks.com	skinnyeau.com
skinnyfoods.com	skinnyfruit.com
skinnyfruits.com	skinnyfruitz.com
skinnygurt.com	skinnyh20.com
skinnyice.com	skinnyjava.biz
skinnyjava.com	skinnyjava.info
skinnyjava.name	skinnyjava.net
skinnyjava.org	skinnyjava.us
skinnyjavas.com	skinnyjoe.biz
skinnyjoe.info	skinnyjoe.net
skinnyjoe.us	skinnyjoey.com
skinnyjuice.com	skinnyjuicediet.com
skinnyjuices.com	skinnykoffee.com
skinnylatte.com	skinnylo-cal.com
skinnylogurt.com	Skinnylowgurt.com
skinnymints.com	skinnyogurt.com
skinnyon-the-go.com	Skinnyonthego.com
skinnypackets.com	skinnypacks.com
skinnypaks.com	skinnyproducts.com
skinnyshake.com	skinnyshakes.com
Skinnyslim.com	skinnysweet.com
skinnysweeten.com	skinnysweetener.com
skinnysweets.com	skinnysweetz.com
skinnytea.com	skinnytogo.com
skinnywasser.com	skinnywater-trademarked-worldwide-we-sue-infringers.com